UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Versum Materials, Inc.

(Name of the Registrant as Specified In Its Charter)

Merck KGaA

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

1.	Press Release
2.	Q&A / Talking Points

1.  Merck KGaA, Darmstadt, Germany issued the following press release on March 26, 2019.

News Release	Your Contacts
Media Relations
thomas.moeller@emdgroup.com
Phone: +49 6151 72-62445

Investor Relations
investor.relations@emdgroup.com
Phone: +49 6151 72-3321

D.F. King & Co., Inc.
Edward McCarthy
Geoffrey Weinberg
(212) 269-5550
Email: VSM@dfking.com

March 26, 2019

Merck KGaA, Darmstadt, Germany, Commences Tender Offer for All Outstanding Shares of Versum for $48 in Cash and Solicits Votes on Definitive Proxy Statement

•	Demonstrates firm commitment to completing its acquisition of Versum
•	Issues open letter to Versum shareholders urging them to vote GREEN proxy card against inferior Entegris acquisition

Darmstadt, Germany, March 26, 2019 – Merck KGaA, Darmstadt, Germany, a leading science and technology company, today commenced a cash Tender Offer to acquire all outstanding shares of Versum Materials, Inc. (NYSE: VSM) for $48 per share, without interest and less any withholding taxes. In addition, Merck KGaA, Darmstadt, Germany, announced that it has filed definitive proxy materials with the U.S. Securities and Exchange Commission in connection with its solicitation against the Entegris acquisition of Versum and that it has commenced mailing its definitive proxy materials, including a GREEN proxy card.

In a second letter to Versum shareholders, Merck KGaA, Darmstadt, Germany, said: “We are firmly committed to completing the acquisition of Versum and the Tender Offer is an unambiguous step toward that objective.”

Frankfurter Strasse 250 64293 Darmstadt · Germany Hotline +49 6151 72-5000 www.emdgroup.com	Head of Media Relations -6328 Spokesperson: -9591 / -7144 / -8908 / -55707

News Release

Merck KGaA, Darmstadt, Germany’s Tender Offer price represents a 51.7% premium over Versum’s last undisturbed trading price on the day prior to the Entegris acquisition announcement and a premium of 23.6% to the value of the Entegris merger consideration on March 25, 2019, the day prior to the launch of the Tender Offer. It reflects an enterprise value (EV) for Versum of approximately $6 billion and an EV/FY18 EBITDA multiple of approximately 13.3x. The offer and withdrawal rights are scheduled to expire at 5:00 p.m., New York City time, on June 7, 2019, unless the offer is extended.

In connection with the Tender Offer, Merck KGaA, Darmstadt, Germany, has entered into a Facilities Agreement with Bank of America Merrill Lynch, BNP Paribas Fortis and Deutsche Bank AG, providing it with fully committed financing to consummate the Tender Offer or otherwise complete its acquisition of Versum.

Merck KGaA, Darmstadt, Germany, urges all Versum shareholders to vote the GREEN proxy card, against the inferior Entegris acquisition, as mailed to shareholders on or about March 25 in Merck KGaA, Darmstadt, Germany’s definitive proxy materials.

The full text of the letter to Versum shareholders is included below and can also be found at www.thesuperiorproposal.com. Copies of the Offer to Purchase, Letter of Transmittal and other related materials are available on the SEC website at www.sec.gov or may be obtained from D.F. King & Co., Inc., the information agent for the offer, at (212) 269-5550 (banks and brokers) or (800) 714-3312 (all others, toll-free).

Guggenheim Securities, LLC and Goldman Sachs & Co. LLC are acting as financial advisors, and Sullivan & Cromwell LLP is acting as legal counsel, to Merck KGaA, Darmstadt, Germany, in connection with the Tender Offer.

News Release

An Open Letter to Versum Shareholders from Merck KGaA, Darmstadt, Germany

Merck KGaA, Darmstadt, Germany, Commences Cash Tender Offer at $48 per share

Unwavering Commitment to Acquire Versum at Superior Proposal

Outlines Significant Governance Concerns at Versum

Dear Fellow Versum Shareholders:

Merck KGaA, Darmstadt, Germany, a leading science and technology company, today commenced a cash tender offer (the “Tender Offer”) to acquire all outstanding shares of Versum Materials, Inc. (NYSE: VSM) for $48 per share. While our preference is to engage with the Versum Board directly regarding our Superior Proposal, the Versum Board refuses to engage with us and refuses to maximize value for Versum shareholders. The Versum Board’s hasty rejection of our proposal and unwillingness to engage in discussions with us has forced us to take this proposal directly to shareholders.

The Tender Offer is unquestionably superior to the proposed Entegris transaction

The Tender Offer price represents a 51.7% premium over Versum’s last undisturbed trading price on the day prior to the Entegris acquisition announcement and a premium of 23.6% to the value of the Entegris merger consideration on March 25, 2019, the day prior to the launch of our Tender Offer. It reflects an enterprise value (EV) for Versum of approximately $6 billion and an EV/FY18 EBITDA multiple of approximately 13.3x, at the very high end of precedent transactions and ~3.2x higher than the valuation multiple implied by the Entegris acquisition at the time it was announced.

The analysis of Versum’s own financial advisor – Lazard – supports our view that the Tender Offer price is significantly above Versum’s stand-alone value and superior to the Entegris transaction consideration. The Tender Offer price represents a 19% - 48% premium to the midpoint of Lazard’s valuation ranges based on a variety of intrinsic value and market-based valuation methodologies and a 14% - 16% premium to Lazard’s discounted cash flow value per share of the Entegris transaction consideration, including synergies1.

The premium valuation reflected in our Tender Offer is certain and immediate, without any of the significant ongoing integration, operational or market risks reflected in the value of the Entegris stock consideration and without the need for the achievement of synergies.

1 Reflects $75-$100 million synergy range used in Lazard’s “Has / Gets” analysis as presented in its fairness opinion.

News Release

The Tender Offer demonstrates our firm and unwavering commitment to acquire Versum

We are firmly committed to completing the acquisition of Versum and the Tender Offer is an unambiguous step toward that objective. The Tender Offer is fully financed and not subject to conditions other than the redemption of Versum’s poison pill and other customary conditions for offers of this type. The regulatory process is underway, and we expect that regulatory clearances will be received in a timely manner.

Versum’s recently revised synergy estimates are illusory, further question the Versum Board’s credibility and are a transparent attempt to catch up to the value of our Superior Proposal

In response to our Superior Proposal, Versum announced that it had identified incremental cost and revenue synergies, the amount of which is more than double that of the expected synergies announced at the time of the Entegris acquisition and shared with Lazard for purposes of the financial analysis underlying its fairness opinion. These synergies are unsubstantiated, illusory and introduce a significant level of uncertainty to the success of any transaction with Entegris. This announcement was no more than a thinly veiled attempt at salvaging shareholders’ view of the value inherent in the proposed Entegris acquisition. Investors should not be fooled by this tactic nor fall victim to the failed shareholder stewardship under which the announcement was spawned. This hasty guise to increase value reflects a lack of credibility – a notion supported by the muted market performance of Entegris stock following the announcement.

News Release

The Versum Board is acting in a manner out of step with corporate governance best practices and with blatant disregard for shareholders’ interests

•	Flawed One-track Process with No Exploration of Alternatives: The proposed Entegris acquisition was born out of a flawed process that did not include evaluation of any other alternatives to maximize shareholder value. The parties reached a transaction announcement in less than two months after engaging in discussions, with only a 2% improvement in the exchange ratio during the course of the negotiation.
•	No Willingness to Explore our Proposal: The merger agreement with Entegris clearly allowed the Versum Board to explore our proposal. Instead, the Versum Board acted hastily in rejecting our proposal without explanation. The unwillingness to explore our proposal reflects a blind commitment to the proposed Entegris acquisition in the face of a greater shareholder value creating alternative. Versum’s Board has an obligation to act in the best interests of shareholders no matter how they characterize their acquisition by Entegris. Exploring our proposal is essentially a no cost option for Versum, yet they have elected not to take advantage of this. What could be motivating Versum not to act in your best interest?
•	Adoption of a Poison Pill: Instead of evaluating our proposal carefully, the Versum Board immediately adopted a poison pill in an attempt to preclude the completion of a purchase of stock directly from the shareholders. A poison pill is widely recognized as a shareholder unfriendly entrenchment tool that is out of step with corporate governance best practices. Shareholders should demand that the Board redeem the poison pill.
•	Rush to Hold Shareholders’ Meeting: The Versum Board’s refusal to engage with us was coupled with a desire to have shareholders vote on the Entegris acquisition before our proposal was fully actionable. Notwithstanding the desire to deprive shareholders of an actionable alternative transaction, we are commencing the Tender Offer now to let shareholders know that we are ready, willing and committed to transact.
•	Approval of Additional Management Compensation Packages: While the Versum Board did not explore our proposal as it should have, it was quick to approve additional management compensation arrangements specifically related to the Entegris acquisition as further described in the Versum proxy statement. We believe this action is telling with respect to the priorities of the individual interests of Versum’s Board and management relative to the collective interests of its shareholders.

News Release

Merck KGaA, Darmstadt, Germany, is the best home for Versum and its employees

The complementary fit of our respective businesses and the strength of our combined team will justify significant and sustained investment, which will benefit the combined company’s employees and customers in the U.S. and worldwide. As we have stated publicly, a critical component of our strategy will be to maintain Versum’s Tempe, AZ, site as the major hub for the combined electronic materials business in the U.S, complementing Merck KGaA, Darmstadt, Germany’s already strong commitment to this important market. We believe the outstanding capabilities of the Versum workforce will be highly complementary to our own. Our focus is on growing the combined business, and we are excited about the capabilities and contributions that Versum’s workforce will bring.

More generally, we have a strong track record as a conscientious long-term employer, including when successfully executing and integrating more than $24 billion of acquisitions in the U.S during the last ten years. We currently have over 10,000 employees across more than 50 locations in the U.S. Following our acquisitions of Millipore in 2010 and Sigma-Aldrich in 2015, we have maintained a significant presence in each of the cities in which those companies were headquartered.

Merck KGaA, Darmstadt, Germany’s Tender Offer is clearly superior to the Entegris acquisition.

TELL the Versum Board to start doing its job and put your interests first.

VOTE your GREEN Proxy Card AGAINST the ENTEGRIS acquisition.

TENDER your shares in support of our Superior Proposal.

News Release

All Merck KGaA, Darmstadt, Germany, press releases are distributed by e-mail at the same time they become available on the EMD Group Website. In case you are a resident of the USA or Canada please go to www.emdgroup.com/subscribe to register for your online subscription of this service as our geo-targeting requires new links in the email. You may later change your selection or discontinue this service.

About Merck KGaA, Darmstadt, Germany

Merck KGaA, Darmstadt, Germany, a leading science and technology company, operates across healthcare, life science and performance materials. Around 52,000 employees work to make a positive difference to millions of people’s lives every day by creating more joyful and sustainable ways to live. From advancing gene editing technologies and discovering unique ways to treat the most challenging diseases to enabling the intelligence of devices – the company is everywhere. In 2018, Merck KGaA, Darmstadt, Germany, generated sales of € 14.8 billion in 66 countries.

The company holds the global rights to the name and trademark “Merck” internationally. The only exceptions are the United States and Canada, where the business sectors of Merck KGaA, Darmstadt, Germany, operate as EMD Serono in healthcare, MilliporeSigma in life science, and EMD Performance Materials. Since its founding 1668, scientific exploration and responsible entrepreneurship have been key to the company’s technological and scientific advances. To this day, the founding family remains the majority owner of the publicly listed company.

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain forward-looking statements based on current assumptions and forecasts made by Merck KGaA, Darmstadt, Germany management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include Merck KGaA, Darmstadt, Germany’s ability to successfully complete the tender offer for all outstanding shares of common stock of Versum Materials, Inc. (“Versum”) or realize the anticipated benefits of the transaction, delays in obtaining any approvals required for the transaction, or an inability to obtain them on the terms proposed or on the anticipated schedule, the failure of any of the conditions to the tender offer to be satisfied, and those discussed in Merck KGaA, Darmstadt, Germany’s public reports which are available on the Merck KGaA, Darmstadt, Germany website at www.emdgroup.com, and in the definitive proxy statement on Schedule 14A filed by Merck KGaA, Darmstadt, Germany, with the Securities and Exchange Commission (the “SEC”) on March 22, 2019 (the “Definitive Proxy Statement”) in opposition to the proposed business combination transaction between Versum and Entegris, Inc. Merck KGaA, Darmstadt, Germany assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

Additional Important Information and Where to Find It

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. Merck KGaA, Darmstadt, Germany and its wholly owned subsidiary EMD Performance Materials Holding, Inc. have commenced a tender offer for all outstanding shares of common stock of Versum and have filed with the SEC a tender offer statement on Schedule TO (including an Offer to Purchase, a Letter of Transmittal and related documents), which will be amended as necessary. These documents contain important information, including the terms and conditions of the tender offer. STOCKHOLDERS OF VERSUM ARE URGED TO READ these documents before making any decision with respect to the tender offer. Investors and security holders may also obtain free copies of these documents and other documents filed with respect to the tender offer through the website maintained by the SEC website at http://www.sec.gov, or by contacting the proxy solicitor of Merck KGaA, Darmstadt, Germany, D.F. King & Co., Inc., at (212) 269-5550 for banks and brokers or at (800) 714-3312 for stockholders.

News Release

Merck KGaA, Darmstadt, Germany also filed the Definitive Proxy Statement, the accompanying GREEN proxy card and other relevant documents with the SEC to be used to solicit proxies in opposition to the proposed business combination transaction between Versum and Entegris, Inc. Merck KGaA, Darmstadt, Germany and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Versum common stock. Additional information regarding the participants in the proxy solicitation is contained in the Definitive Proxy Statement. STOCKHOLDERS OF VERSUM ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ALL PROXY MATERIALS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The Definitive Proxy Statement has been mailed to the stockholders of Versum. Investors and security holders may also obtain free copies of these documents and other documents filed with the SEC by Merck KGaA, Darmstadt, Germany through the website maintained by the SEC at http://www.sec.gov, or by contacting the proxy solicitor of Merck KGaA, Darmstadt, Germany, D.F. King & Co., Inc., at (212) 269-5550 for banks and brokers or at (800) 714-3312 for stockholders.

2. The following talking points (Q&A) were first used by Merck KGaA, Darmstadt, Germany on March 26, 2019.

Tender Offer Q&A

1.	What did Merck KGaA, Darmstadt, Germany announce on March 26?

On March 26, we commenced a cash tender offer to acquire all outstanding shares of Versum for $48 per share and announced that we had commenced mailing of the definitive proxy materials to solicit proxies against the Entegris acquisition, including the GREEN proxy card, on or about March 25. The offer is expected to expire at 5:00 p.m., New York City time, on June 7, 2019, unless extended.

Our tender offer represents a 51.7% premium over Versum’s last undisturbed trading price on the day prior to the Entegris acquisition announcement and a premium of 23.6% to the value of the Entegris merger consideration on March 25, 2019, the day prior to the launch of our tender offer. It reflects an enterprise value for Versum of approximately $6 billion and an EV/FY18 EBITDA multiple of approximately 13.3x.

We are firmly committed to completing the acquisition of Versum and the tender offer is an unambiguous step toward that objective. The tender offer is fully financed and not subject to conditions other than the redemption of Versum’s poison pill and other customary conditions for offers of this type.

2.	Why has Merck KGaA, Darmstadt, Germany taken this step now?

Despite repeated attempts, the Versum Board has refused to engage with us. Further, the Versum Board rejected our proposal two days after receipt, claiming they had undertaken careful review and consideration, and almost immediately implemented a shareholder-unfriendly poison pill. This stance is not in the best interest of Versum shareholders, many of whom have indicated to us their desire to have an avenue to express their support of our superior proposal. The tender offer allows us to take our superior proposal directly to Versum shareholders and allow them to judge our proposal, not the Versum Board. We view the tender offer as the next logical step in light of the Versum Board’s refusal to engage.

In addition, by sending Versum shareholders GREEN proxy cards to vote against the Entegris acquisition, we have provided Versum shareholders the opportunity to make their voices heard.

Those actions demonstrate our firm commitment to completing this transaction, which would create a leading electronic materials player with a focus on the semiconductor and display industries. We continue to believe that Merck KGaA, Darmstadt, Germany is the best home for Versum.

3.	Why did you combine both measures (proxy solicitation + tender offer)? Does that mean that you don’t believe that Versum shareholders will vote against the Entegris acquisition?

Combining a tender offer and proxy solicitation is not an uncommon practice in the U.S. in situations where a board refuses to engage after receiving a superior proposal. We believe it is critical to pursue every available means to reach Versum shareholders due to the absence of engagement by the Versum Board – both the tender offer and proxy solicitation allow us to do so.

By commencing a tender offer, we are taking our superior proposal directly to Versum shareholders and demonstrating our commitment to completing our acquisition of Versum.

By sending Versum shareholders the GREEN proxy cards to vote against the Entegris acquisition, we have provided Versum shareholders the opportunity to ensure that the Entegris acquisition is not completed in lieu of a transaction with Merck KGaA, Darmstadt, Germany. If the Versum shareholders vote in favor of the Entegris acquisition, our tender offer can no longer be accepted.

We continue to believe that Merck KGaA, Darmstadt, Germany, is the best home for Versum.

4.	Is your financing for the acquisition of Versum, including the tender offer, fully committed?

Yes. In connection with the tender offer, Merck KGaA, Darmstadt, Germany has entered into a Facilities Agreement with Bank of America Merrill Lynch, BNP Paribas Fortis and Deutsche Bank AG, providing it with fully committed financing to consummate the tender offer or otherwise complete its acquisition of Versum.

5.	Why do you think the Versum Board will not engage with you?

That is a question for Versum.

6.	What about the poison pill (i.e. the shareholder rights plan)?

As is common practice in the U.S., the tender offer is conditioned upon the redemption of the shareholder rights plan by the Versum Board. We believe Versum’s shareholders will hold the Versum Board accountable if the failure to redeem the shareholder rights plan impacts the ability of Merck KGaA, Darmstadt, Germany, to close a tender offer that shareholders support.

7.	Why won’t the tender offer close until June?

We do not think we would be able to complete the regulatory approval process before that date and we can reassess at that time. Even Versum and Entegris have indicated that their negotiated transaction would not occur until the third quarter.

8.	For how long can Versum shareholders tender their shares?

Shareholders will have until 5:00 p.m., New York City time, on June 7, 2019 to tender their shares, unless the offer is extended.

To vote against the Entegris acquisition, you should read the definitive proxy materials and vote the GREEN proxy card by following the instructions on the card.

9.	How can Versum shareholders tender their shares?

Shareholders can tender their shares by mailing their share certificates (or a confirmation of a book-entry transfer of such shares), together with a completed letter of transmittal and any other required documents, to our depositary, Computershare, at the address on the letter of transmittal before the expiration date of the offer. If your shares are held in street name by your broker, dealer, bank, trust company or other nominee, such nominee can tender your shares through The Depository Trust Company.

If you cannot deliver everything required to make a valid tender to Computershare before the expiration date of the offer, you may take advantage of guaranteed delivery procedure, which gives you an extra two days’ time to deliver the required documentation after the expiration date of the offer.

Shareholders are urged to read the offer to purchase and the letter of transmittal carefully and follow the instructions and procedures therein to tender their shares.

Tendering your shares will not grant us your proxies to vote against the Entegris acquisition. To vote against the Entegris acquisition, you should read the definitive proxy materials and vote the GREEN proxy card by following the instructions on the card.

10.	How can Versum shareholders vote the GREEN proxy card against the Entegris acquisition?

Shareholders can vote the GREEN proxy card by internet (www.fcrvote.com/VSM), by telephone (1-866-230-8413) or by mailing in the GREEN proxy card. You are only required to use one of the three methods to vote your shares. It is important that you have your GREEN proxy card in hand when voting by internet or telephone.

11.	Who should Versum shareholders contact if they have questions on how to tender their shares or vote the GREEN proxy card?

We ask that all questions relating to the tender offer and voting the GREEN proxy cards be sent to our proxy solicitor, D.F. King, at (212) 269-5550 for banks and brokers or (800) 714-3312 for stockholders.

12.	Is there a minimum number of shares that must be tendered in the offer?

Yes. [IF ASKED FOR DETAIL: It is a condition to the completion of the offer that the shares tendered in the offer plus the shares owned by Merck KGaA, Darmstadt, Germany be over 50% of the outstanding Versum common shares (on a fully diluted basis).]

13.	Why have you not increased your offer price?

We believe we have already made a clearly superior proposal that does not require an increased offer price. Our all-cash offer represents a 51.7% premium over Versum’s last undisturbed trading price on the day prior to the Entegris acquisition announcement and a premium of 23.6% to the value of the Entegris merger consideration on March 25, 2019, the day prior to the launch of our tender offer. It reflects an enterprise value for Versum of approximately $6 billion and an EV/FY18 EBITDA multiple of approximately 13.3x, at the very high end of precedent transactions and ~3.2x higher than the valuation multiple implied by the Entegris acquisition at the time it was announced.

14.	Do you have an upper limit on your proposal?

We believe we have already made a clearly superior proposal that does not require an increased offer price. Our all-cash offer represents a 51.7% premium over Versum’s last undisturbed trading price on the day prior to the Entegris acquisition announcement and a premium of 23.6% to the value of the Entegris merger consideration on March 25, 2019, the day prior to the launch of our tender offer. It reflects an enterprise value for Versum of approximately $6 billion and an EV/FY18 EBITDA multiple of approximately 13.3x, at the very high end of precedent transactions and ~3.2x higher than the valuation multiple implied by the Entegris acquisition at the time it was announced

15.	Is this a common approach in the U.S.?

Tender offers are certainly not rare in the U.S.

16.	Could you please outline the regulatory approval processes?

The regulatory process is underway, and we expect that regulatory clearances will be received in a timely manner.

17.	Does the tender offer mean that you are now going “hostile”?

So far, the Versum Board has refused to engage with us. This stance is not in the best interest of Versum’s shareholders, many of whom have indicated to us their desire to have an avenue to express their support of our superior proposal. We do not view this as going “hostile,” but rather a means to reach Versum shareholders directly given the actions of the Versum Board.

18.	Does this change the date of the Special Meeting of Versum stockholders?

No, it does not. Any change to the Special Meeting would be made by Versum.

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain forward-looking statements based on current assumptions and forecasts made by Merck KGaA, Darmstadt, Germany management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include Merck KGaA, Darmstadt, Germany’s ability to successfully complete the tender offer for all outstanding shares of common stock of Versum Materials, Inc. (“Versum”) or realize the anticipated benefits of the transaction, delays in obtaining any approvals required for the transaction, or an inability to obtain them on the terms proposed or on the anticipated schedule, the failure of any of the conditions to the tender offer to be satisfied, and those discussed in Merck KGaA, Darmstadt, Germany’s public reports which are available on the Merck KGaA, Darmstadt, Germany website at www.emdgroup.com, and in the definitive proxy statement on Schedule 14A filed by Merck KGaA, Darmstadt, Germany, with the Securities and Exchange Commission (the “SEC”) on March 22, 2019 (the “Definitive Proxy Statement”) in opposition to the proposed business combination transaction between Versum and Entegris, Inc. Merck KGaA, Darmstadt, Germany assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

Additional Important Information and Where to Find It

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. Merck KGaA, Darmstadt, Germany and its wholly owned subsidiary EMD Performance Materials Holding, Inc. have commenced a tender offer for all outstanding shares of common stock of Versum and have filed with the SEC a tender offer statement on Schedule TO (including an Offer to Purchase, a Letter of Transmittal and related documents), which will be amended as necessary. These documents contain important information, including the terms and conditions of the tender offer. STOCKHOLDERS OF VERSUM ARE URGED TO READ these documents before making any decision with respect to the tender offer. Investors and security holders may also obtain free copies of these documents and other documents filed with respect to the tender offer through the website maintained by the SEC website at http://www.sec.gov, or by contacting the proxy solicitor of Merck KGaA, Darmstadt, Germany, D.F. King & Co., Inc., at (212) 269-5550 for banks and brokers or at (800) 714-3312 for stockholders.

Merck KGaA, Darmstadt, Germany also filed the Definitive Proxy Statement, the accompanying GREEN proxy card and other relevant documents with the SEC to be used to solicit proxies in opposition to the proposed business combination transaction between Versum and Entegris, Inc. Merck KGaA, Darmstadt, Germany and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Versum common stock. Additional information regarding the participants in the proxy solicitation is contained in the Definitive Proxy Statement. STOCKHOLDERS OF VERSUM ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ALL PROXY MATERIALS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The Definitive Proxy Statement has been mailed to the stockholders of Versum. Investors and security holders may also obtain free copies of these documents and other documents filed with the SEC by Merck KGaA, Darmstadt, Germany through the website maintained by the SEC at http://www.sec.gov, or by contacting the proxy solicitor of Merck KGaA, Darmstadt, Germany, D.F. King & Co., Inc., at (212) 269-5550 for banks and brokers or at (800) 714-3312 for stockholders.